Vertro, Inc. Reports Preliminary Fourth Quarter 2010 Results and Non-Financial Metrics

Company Anticipates Q4 2010 Revenue of Approximately $9.6 million; Expects EBITDA and Adjusted EBITDA to increase sequentially from Q3 2010 to Q4 2010

Strong User and Search Growth in ‘Rest-of-World’ Markets Offset by Sequential Quarterly Decline in Region One Users and Search Queries

NEW YORK, NY – February 10, 2011 – Vertro, Inc. (NASDAQ: VTRO), today announced preliminary financial results and non-financial metrics for its fourth quarter and full year ended December 31, 2010.

Summary of Preliminary Fourth Quarter 2010 Results from Continuing Operations:

•
On a preliminary unaudited basis, the Company expects revenue for Q4 2010 to be approximately $9.6 million, compared to revenue of $9.8 million in Q3 2010, and revenue of $8.0 million in the fourth quarter of 2009.

•	On a preliminary unaudited annual basis, the Company anticipates 2010 revenue to be approximately $35.9 million, compared to annual revenue of $27.6 million in 2009.

•	EBITDA and Adjusted EBITDA are both expected to increase sequentially from Q3 2010 to Q4 2010.

Estimated Customer Acquisition Costs and Non-financial Metrics for the Fourth Quarter 2010 (in millions) (1):

	2009				2010
Estimated Customer Acquisition Costs ($)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
ALOT Region One	4.0	5.5	5.7	4.6	4.5	4.6	5.4	4.7
ALOT rest-of-world	0.3	0.3	0.3	0.3	0.4	0.6	1.2	1.5
Total	4.3	5.8	6.0	4.9	4.9	5.2	6.7	6.2

	2009				2010
Search queries (2)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
ALOT Region One	96.8	102.6	121.6	140.1	151.9	154.7	174.5	161.4
ALOT rest-of-world	21.4	27.9	71.4	74.7	82.9	87.6	144.2	200.2
Legacy brand	43.8	35.0	23.3	17.2	11.7	8.1	5.8	*
Total	162.0	165.5	216.3	231.9	246.5	250.4	324.5	361.6

	2009				2010
Live toolbar users (3)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
ALOT Region One	2.7	2.9	3.3	3.3	4.1	4.7	5.1	4.7
ALOT rest-of-world	0.6	1.1	1.5	1.1	1.7	2.1	3.8	4.6
Legacy brand	1.1	0.7	0.5	0.4	0.3	0.2	0.2	*
Total	4.4	4.7	5.3	4.7	6.1	7.0	9.0	9.4

	2010
ALOT Home (4)	Jul	Aug	Sep	Oct	Nov	Dec
Absolute monthly unique users	6.2	7.3	7.6	8.0	8.3	7.5

(1) Certain quarterly breakdowns don’t match totals due to rounding; legacy brand users and search queries were de minimis in Q4 2010 so we have ceased reporting these as part of our non-financial metrics
(2) Source: Internal statistics; ‘Region One’ refers to ALOT users in the U.S., Canada, U.K., Ireland, Australia and New Zealand.
(3) Source: Internal statistics; live users are defined as the number of unique toolbar users active on the Internet in the last 15 days of each period.
(4) Source: Google Analytics “Absolute Unique Visitors” report.

“The fourth quarter of 2010 presented challenges compared to other quarters of the year for two primary reasons.” said Peter Corrao, Vertro’s President and Chief Executive Officer, commenting on the preliminary results. “First, we had an issue with a Region One bundle distribution partner, which resulted in a sequential decline in Region One users and search queries during the quarter. Second, we saw softer than expected revenue per search over the Holiday season in both Region One and our rest-of-world markets.”

“Despite these challenges, we expect to close 2010 with 20% year-over-year revenue growth in Q4 2010, and a sequential increase in EBITDA and Adjusted EBITDA over the same period. As we move into 2011 with a better understanding of our revenue mix and distribution partners, we’re excited about our growth plans in both Region One and rest-of-world.

Management Conference Call

Management will participate in a conference call to discuss preliminary results for the Company on Thursday, February 10, 2011, at approximately 5:00 p.m. ET. Details of the call for interested parties are as follows:

Date: Thursday, February 10, 2011
Time: 5:00 p.m. ET
Dial-in numbers: (877) 353-0044 / (970) 315-0525 (Intl.)
Live webcast: http://ir.vertro.com/events.cfm
Conference call replay: http://ir.vertro.com/events.cfm

Vertro believes that “EBITDA” and “Adjusted EBITDA” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off. Vertro defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. Vertro uses EBITDA and Adjusted EBITDA as internal measures of its business and believes they are utilized as important measures of performance by the investment community. Vertro sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. Vertro believes the use of these measures does not lessen the importance of GAAP measures.

About Vertro, Inc.
Vertro, Inc. (NASDAQ: VTRO) is an Internet company that owns and operates the ALOT product portfolio. Through ALOT, consumers can discover apps which they can display through three specific products: ALOT Appbar, ALOT Toolbar and ALOT Home. These apps are developed in-house and by third party app developers and are designed to enhance the way people interact with content online. ALOT has millions of users across its product portfolio. Together these users conduct high-volumes of type-in-search queries, which are monetized through third-party search and content agreements.

Source: VTRO-E

Forward-looking Statements
This press release contains certain forward-looking statements, including statements regarding our expected fourth quarter 2010 and fiscal 2010 results with respect to revenue, EBITDA, and Adjusted EBITDA, that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to distribute and monetize our international products at rates sufficient to meet our expectations, (3) our ability to develop and successfully market new products and services, (4) the potential acceptance of new products in the market, and (5) our expected revenue, EBITDA and Adjusted EBITDA are unaudited preliminary estimates and could change pending completion of our audit for 2010. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2010.

Contact:

Alex Vlasto, VP Marketing and Communications
646-253-0627
Alex.vlasto@vertro.com

OR

ICR, Inc.
Denise Garcia, SVP
203-682-8335
Denise.Garcia@icrinc.com